Exhibit 10.1

Envirotech Vehicles, Inc.

February 3, 2022

Offer Letter

Mr. Christian S. Rodich

Nashville, TN

Dear Christian,

On behalf of Envirotech Vehicles, Inc., (“EVTV” or “Employer’’), I am pleased to offer you a position as Chief Financial Officer. Your starting compensation will be a semi-monthly base salary of $6,666.67, which equates to $160,000 annually. Please note that this salary is subject to deductions for taxes and other withholdings as required by law or the policies of the Company. This position is considered an exempt position for purposes of wage-hour law, which means you are not eligible for overtime pay for hours worked over 40 hours weekly or 8 hours daily. You will be subject to annual performance and salary reviews, the timing to be determined by the Compensation Committee and management.

A signing/relocation bonus of $20,000 will available to you should you accept this offer. It will consist of a cash payment of $10,000 to be paid on the first payroll processing date after you begin working; the remaining $10,000 to be paid on the first payroll processing date after you have moved into a permanent residence in Mississippi County, AR. In addition, options to purchase 22,222 shares of EVTV stock at an exercise price of $0.45/share, and additional options to purchase another $10,000 of stock at an exercise price that will equal the closing price on the day you begin work ( if the closing price was $0.30/share, that would be your exercise price, and you would be able to purchase 33,333 shares at that price when fully vested). Both groups of options will vest ratably at 1/ 60th per month over 5 years.

There is currently no formal bonus, retirement or life insurance plan in place. There is an employee incentive plan in place from which stock options and restricted stock may be issued. We intend to explore these other options with the intent to provide an appropriate set of benefits for all executives and employees. Until and unless such plans are in place, future discretionary bonuses and stock option/ restricted stock awards will be subject to Compensation Committee approval as additional performance-based compensation you are eligible to receive.

Upon 30 days of employment, with the effective date being the 1st of the month following 30 days of employment, you may choose to enroll in the Company’s group health insurance, or you may also defer enrollment in a health plan until the next open enrollment period. Additionally, immediately with the company, you will be eligible to accrue three weeks vacation/PTO. From years 2 and on, you will continue to be eligible for 3 weeks’ vacation/PTO.

The essential job functions or duties of this position are those of a CFO of a public company.A job description will be provided to you when you commence work at EVTV. You are expected to work in our Osceola, Arkansas office, and will report to the Executive Vice President, the Chief Executive Officer, and the Board of Directors. Working remotely will be a limited option, subject to case by case approvals by the EVP.

EVTVUSA.com                         1215 Graphite Drive, Corona, CA 92881                                951.407.9860

Employee shall also perform such other duties as are customarily performed by other persons in similar positions, as well as such other duties as may be assigned from time to time by the Employer.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be asked to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

Your employment with our company is “at will”, which means that either you or the Company may terminate the relationship at any time. Should you have any questions, feel free to contact me at (909) 238-2998.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. Kindly indicate your understanding and acceptance of our offer by signing below and returning a copy via e-mail or physically to the location. We look forward to seeing you in Osceola soon!

Sincerely,
/s/ Susan M. Emry

Susan M. Emry, Executive Vice President

I agree to the terms of the employment set forth above.

/s/ Christian S. Rodich	Date 1/26/2022

Christian S. Rodich

EVTVUSA.com                         1215 Graphite Drive, Corona, CA 92881                        951.407.9860